EXHIBIT 10.17
ETSY, INC.
EXECUTIVE SEVERANCE PLAN

(Effective as of February 14, 2018)
The Etsy, Inc. (the “Company”) Executive Severance Plan (the “Plan”) is designed to provide separation pay to eligible executives of the Company whose employment terminates in a Qualifying Termination (as defined in the Plan). The Plan is an unfunded welfare plan maintained primarily for the purpose of providing severance benefits to a select group of management and highly compensated employees.
This Plan is governed by the laws of the State of Delaware, without regard to conflicts of law principles that might otherwise point to the law of a different jurisdiction.
I.ELIGIBILITY FOR BENEFITS
1.    Participation. The Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”) will select the Company executives who are eligible to participate in the Plan. The Plan Administrator (as defined below) will deliver a notice to each such executive, substantially in the form attached hereto as the “Participation Notice,” informing the executive that he or she is eligible to participate in the Plan. Each executive of the Company who receives a Participation Notice is a “Participant” in the Plan.
2.    Conditions to Receive Benefits
A.    In order to receive benefits under the Plan, a Participant must:
(i)    Experience a Qualifying Termination;
(ii)    Execute, and not revoke, a general release of all claims (the “Release”) in the form provided by the Company;
(iii)    Return all Company Property to the Company; and
(iv)    Comply with all agreements between the Company and the Participant relating to confidentiality, non-competition, non-solicitation and non-interference.
The Company shall deliver the Release to the Participant no later than five days after his or her Qualifying Termination. The Release will specify a deadline for executing the Release, which date shall be no later than 50 days after the Participant’s Qualifying Termination. If the Release is not executed, effective, and irrevocable by the 60th day after the Participant’s Qualifying Termination, the Participant will cease to be eligible for benefits under this Plan.

B.    In addition to the conditions in Section I.2.A, a Participant shall not be entitled to benefits under the Plan unless and until such Participant has entered into the Company’s standard form of Employee Proprietary Information and Inventions Agreement or any similar or successor document.
C.    If a Participant has not substantially complied with the material terms of all material agreements between the Company and the Participant, or the Participant has engaged in conduct that would give rise to a termination for Cause (whether such conduct occurred before or after the Participant’s Separation), the Plan Administrator may deny and/or discontinue the payment of the Participant’s Plan benefits and may require the Participant to repay the gross amount (before withholding) of any portion of the benefits already received under the Plan (including to forfeit equity and any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards, in each case to the extent attributable to accelerated vesting under the Plan); provided that the Company shall first provide written notice of such noncompliance and repayment obligation to the Participant and allow 10 days after receipt of such notice for the Participant to cure such noncompliance (if capable of being cured). If the Plan Administrator notifies a Participant that repayment is required, such amounts shall be repaid in cash within 30 calendar days of the date the written notice is sent. Any remedy under this paragraph C shall be in addition to, and not in place of, any other remedy, including injunctive relief, forfeiture of equity and other compensation rights and money damages, that the Company may have.
II.    Plan Benefits
If a Participant has a Qualifying Termination and satisfies the eligibility conditions set forth in Section I, above, the Company will provide the following severance benefits, subject to the terms of the Plan:
1.    Salary Continuation. An amount equal to (x) the Participant’s Monthly Base Salary times (y) the number of months in the Severance Period. Subject to subparagraphs (A) through (C), below, such amount shall be payable in equal installments on the Company’s regular payroll dates from the Qualifying Termination through the number of months in the Severance Period.
A.    Subject to any delay required by Section 409A of the Code (as described in Section III.1, below), payment shall commence within 60 days after the Qualifying Termination. The first payment shall include any unpaid installments accrued from the date of the Participant’s Qualifying Termination.
B.    If the Participant’s Separation occurs within 12 months after a Change in Control that qualifies as a payment event under Section 409A(a)(2)(A)(v) of the Code, payment shall be made in a lump sum; provided that this provision shall not apply with respect to any amount that is (i) subject to Section 409A of the Code and (ii) payable to a Participant who was selected for participation before February 14, 2018.

C.    If the period during which payments must commence spans two calendar years, then payment of any amounts that are subject to the requirements of Section 409A of the Code shall commence in the second calendar year.
2.    Health Benefits. If the Participant (x) was a participant in the Company’s group health insurance plans (major medical, dental and vision) on the date of such Participant’s Qualifying Termination and (y) timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will either provide (or arrange to be provided) such continued coverage at active employee rates through the end of the COBRA Payment Period (as defined below) or pay to the Participant cash in lieu of continued coverage (as described in the paragraph below).
Cash in lieu of continued coverage shall consist of a payment, for each month during the COBRA Payment Period, equal to the excess of the cost of the elected level of COBRA coverage for such month over the monthly cost charged to active employees for the same coverage. The COBRA Payment Period shall begin on the first day after the Participant’s active employee health coverage ends due to Separation and end on the earliest to occur of (A) the end of the COBRA Period, (B) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, and (C) the first month for which the Participant is eligible for health insurance coverage in connection with new employment or self-employment. Payment of cash in lieu of continued coverage shall be due on the first day of each month during the COBRA Payment Period for which the Company does not provide continued coverage at active employee rates, except that payments shall commence (with any make-up payments) on the date prescribed by subsection 1, above.
The amount payable under this subsection 2 will not include any amounts that the Participant has elected to contribute to a health care flexible spending account; such amounts, if any, are the sole responsibility of the Participant.
3.    Vesting of Equity. If the Participant’s Separation is a Qualifying CIC Termination, each of the Participant’s then-outstanding equity awards shall vest (if not already fully vested) as to a percentage of unvested shares (if any, as of the effective date prescribed by the next following sentence) per equity award equal to the Acceleration Factor. Such vesting shall be effective as of the later of the Participant’s Qualifying CIC Termination or the date of the Change in Control.
4.    Non-Duplication. No provision of this Plan shall be interpreted to duplicate any payment or other compensation or benefit that a Participant is entitled to receive under another arrangement. By way of example, a provision for severance in an offer letter or similar agreement shall be offset against the Participant’s salary continuation under this Plan.
III.    Tax Provisions
1.    Section 409A of the Code
The Plan shall be construed consistently with the intent that payments under the Plan be exempt from the requirements of Section 409A of the Code (and any state law of similar effect) to the extent possible (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treas. Reg. § 1.409A-1(b)(9), or another exemption), and to comply with the requirements of Section 409A (to avoid taxes thereunder) to the extent that Section 409A applies. For purposes of Section 409A, each installment in a series of installments shall be treated as a separate payment.
No payment that is subject to Section 409A shall be made to a “specified employee” (determined by the Company as of the Participant’s Separation in accordance with Treas. Reg. § 409A-1(i)) before the first day after the earlier of (A) the date that is six months after the Participant’s Separation or the (B) the Participant’s death. Any payment that is delayed by reason of this six-month delay requirement shall be made, without interest, on the later of the first payment date after the expiration of the six-month delay period required by Section 409A(a)(2)(B)(i) of the Code or the otherwise scheduled payment date.
2.    Golden Parachute Tax Limitation (Section 280G)
The Internal Revenue Code imposes an excise tax on certain payments and other benefits received by certain officers and stockholders of a company in connection with its change of control. Such payments include severance pay, loan forgiveness and acceleration of vesting.
A.    Basic Rule. In the event that it is determined that any payment, benefit, vesting or distribution of any type (cash, equity or otherwise) to or for the benefit of a Participant pursuant to the terms of this Plan or any other agreement, including a benefit plan, Participant’s equity award agreements and loan forgiveness (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Total Payments shall be made to the Participant either (i) in full or (ii) as to such lesser amount as would result in no portion of the Total Payments being subject to Excise Tax (a “Reduced Payment”), whichever of the foregoing results in the receipt by the Participant on an after-tax basis, of benefits of the greatest value, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax.
B.    Rules Applicable to Reduced Payments
(i)    Determination by Accountant. The determination as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) and whether to make a Reduced Payment shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company (the “Accounting Firm”), which shall provide such determination (the “Determination”), together with detailed supporting calculations both to the Company and to the Participant within seven business days of the Participant’s Qualifying CIC Termination, if applicable, or such earlier time as is requested by the Company or by the Participant (if the Participant reasonably believes that any of the Total Payments may be subject to the Excise Tax). In any event, as promptly as practicable following the Accounting Firm’s Determination, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her. Any Determination by the Accounting Firm shall be binding upon the Company and the Participant, absent manifest error.
(ii)    Reduction of Payments. For purposes of determining whether to make a Reduced Payment, if applicable, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Participant (including the Excise Tax). If a Reduced Payment is made, the Company shall reduce or eliminate the Total Payments in the following order: (1) cancellation of accelerated vesting of options with no intrinsic value (i.e., options for which the exercise price is greater than the fair market value of the underlying shares), (2) reduction of cash payments, (3) cancellation of accelerated vesting of equity awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and (5) reduction of other benefits paid to the Participant. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant of the Participant’s equity awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the Determination.
C.    Underpayments and Overpayments. As a result of uncertainty in the application of Sections 4999 and 280G of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder. In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Accounting Firm determines that an Overpayment has occurred, such Overpayment shall be treated for all purposes as a loan to the Participant that he or she shall repay to the Company, together with interest at the applicable federal rate prescribed by Section 1274(d) of the Code; provided, however, that the Participant shall not be required to repay any amount to the extent that such repayment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate prescribed by Section 1274(d) of the Code.
If this Section III.2 is applicable with respect to a Participant’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Participant’s rights to the Total Payments.

IV.	CLAIMS AND APPEALS
1.    Application of Claims and Appeals Procedures. The provisions of this Section IV shall apply to any claim for a benefit under the Plan, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred.
2.    Initial Claims.
A.    Any claim for benefits shall be in writing (which may be electronic if permitted by the Plan Administrator) and shall be delivered to the Plan Administrator.
B.    Each claim for benefits shall be decided by the Claims Administrator within a reasonable period of time, but not later than 90 days after such claim is received by the Claims Administrator (without regard to whether the claim submission includes sufficient information to make a determination), unless the Claims Administrator determines that special circumstances require an extension of time for processing the claim. If the Claims Administrator determines that an extension of time for processing is required, the Claims Administrator shall notify the claimant in writing before the end of the initial 90-day period of the circumstances requiring an extension of time and the date by which a decision is expected.
C.    If a claim is denied in whole or in part, the Claims Administrator shall provide to the claimant a written decision, issued by the end of the period prescribed by paragraph B, above, that includes the following information:
(i)    The specific reason or reasons for denial of the claim;
(ii)    References to the specific Plan provisions upon which such denial is based;
(iii)    A description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;
(iv)    An explanation of the appeal procedures Plan’s and the applicable time limits; and
(v)    A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA, if his claim is denied upon review.
3.    Appeals.
A.    If a claim for benefits is denied in whole or in part, the claimant may appeal the denial to the Plan Administrator. Such appeal shall be in writing (which may be electronic, if permitted by the Plan Administrator), may include any written comments, documents, records, or other information relating to the claim for benefits, and shall be delivered to the

Plan Administrator within 60 days after the claimant receives written notice that his claim has been denied.
B.    The Plan Administrator shall decide each appeal within a reasonable period of time, but not later than 60 days after such claim is received by the Plan Administrator, unless the Plan Administrator determines that special circumstances require an extension of time for processing the appeal.
(i)    If the Plan Administrator determines that an extension of time for processing is required, the Plan Administrator shall notify the claimant in writing before the end of the initial 60-day period of the circumstances requiring an extension of time and the date by which the claims administrator expects to render a decision.
(ii)    If an extension of time pursuant to subparagraph (i), above, is due to a claimant’s failure to submit information necessary to decide the appeal, the period for deciding the appeal shall be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
C.    In connection with any appeal, a claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim for benefits. A document, record, or other information shall be considered relevant to a claim for benefits if such document, record, or other information:
(i)    Was relied upon in making the benefit determination;
(ii)    Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or
(iii)    Demonstrates compliance with processes and safeguards designed to ensure and to verify that the benefit determination was made in accordance with the terms of the Plan and that such terms of the Plan have been applied consistently with respect to similarly situated claimants.
D.    The Plan Administrator’s review on appeal shall take into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was considered in the initial benefit determination.
E.    If an appeal is denied in whole or in part, the Plan Administrator shall provide to the claimant a written decision, issued by the end of the period prescribed by paragraph B, above, that includes the following information:
(i)    The specific reason or reasons for the decision;

(ii)    References to the specific Plan provisions upon which the decision is based;
(iii)    An explanation of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim for benefits (as determined pursuant to paragraph C, above); and
(iv)    A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
4.    Other Rules and Rights Regarding Claims and Appeals.
A.    A claimant may authorize a representative to pursue any claim or appeal on his behalf. The Plan Administrator may establish reasonable procedures for verifying that any representative has in fact been authorized to act on his behalf.
B.    Notwithstanding the deadlines prescribed by this Section IV, the Plan Administrator and any claimant may agree to a longer period for deciding a claim or appeal or for filing an appeal, provided that the Plan Administrator shall not extend any deadline for filing an appeal unless imposition of the otherwise-applicable deadline would be unreasonable under the applicable circumstances.
5.    Interpretation.
The provisions of this Section IV are intended to comply with Section 503 of ERISA and shall be administered and interpreted in a manner consistent with such intent.
6.    Litigation and Forum Selection
A.    No Applicable Claim for non-payment or underpayment of benefits allegedly owed under the Plan may be filed in court (I) before the claimant has exhausted the claims review procedures set forth above or (II) more than one year after the earliest of:
(i)    The date the first benefit payment was actually made;
(ii)    The date the first benefit payment was allegedly due;
(iii)    The date the Plan, the Plan Administrator, and the Claims Administrator, or any representative of the Plan first repudiated its alleged obligation to provide such benefits (regardless of whether such repudiation occurred before or during the claims review process described above);
provided that if a request for administrative review, timely made in accordance with Section IV, is pending before the Claims Administrator or Plan Administrator, when the one year period described in this Section IV.6.A expires, the deadline for filing such claim or action in a court with proper jurisdiction shall be extended to the date that is 120 calendar days after the final denial (including a deemed denial) of the claim on administrative review.
B.    For purposes of this Section IV.6, an “Applicable Claim” is:
(i)    A claim or action to recover benefits allegedly due under the provisions of the Plan or by reason of any law;
(ii)    A claim or action to clarify rights to future benefits under the terms of the Plan;
(iii)    A claim or action to enforce rights under the Plan; or
(iv)    Any other claim or action that (A) relates to the Plan, and (B) seeks a remedy, ruling, or judgment of any kind against the Plan, the Company, the Claims Administrator or the Plan Administrator with respect to benefits under the Plan or otherwise with respect to the Plan.
C.    In the event of any Applicable Claim brought by or on behalf of two or more claimants, the requirements of this Section IV.6 shall apply separately with respect to each claimant.
D.    To the fullest extent permitted by law, any lawsuit brought in whole or in part under ERISA section 502 (or any successor provision) by a claimant and relating to the Plan, benefits under the Plan, the lawfulness of any Plan provision or the administration of the Plan shall be filed in one of the following courts: (a) the United States District Court for the Eastern District of New York; or (b) the United States District Court for the district in which the plaintiff’s employment was principally based. This provision does not relieve any claimant from any obligation existing under the Plan or by law to exhaust administrative remedies before initiating litigation.
E.    Notwithstanding the foregoing, this Section IV.6 (statute of limitations and forum selection) shall not apply with respect to claims related to a Qualifying CIC Termination.

V.	MISCELLANEOUS
1.    Plan Administration. The Plan Administrator has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per Participant. Any determination by the Plan Administrator will be final and conclusive upon all persons. Notwithstanding the Plan Administrator’s discretion, however, the standard of review for a court reviewing any claim related to a Qualifying CIC Termination shall be de novo.
2.    Benefits. Benefits provided under the Plan are paid from the general assets of the Company and are not funded or assignable.

3.    Treatment of Plan Benefits. Payments made under this Plan shall not be treated as eligible “compensation” for purposes of any 401(k) or other retirement, savings or similar plan of the Company or a parent or subsidiary of the Company. A Participant will also receive his or her unpaid salary through his or her termination date and a lump sum payment for all accrued and unused vacation (through the termination date) in a final paycheck provided on his or her last day of work.
4.    Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of the Participant’s Separation, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness. Such offset will be made in accordance with all applicable laws. The Participant’s execution of the Participation Notice constitutes knowing written consent to the foregoing.
5.    Plan Terms. This Plan supersedes the Etsy, Inc. Severance Plan and Etsy, Inc. Change In Control Severance Plan, each of which expired in accordance with its terms, and any and all prior separation, severance and salary continuation arrangements, programs and plans that were previously offered by the Company, either orally or in writing, for which a Participant was eligible. In no event shall a Participant receive severance benefits under both this Plan and another plan, program or arrangement.
6.    Plan Amendment or Termination. The Company, acting through its Board or its Compensation Committee, reserves the right to terminate or amend the Plan at any time and in any manner, subject to this Section V.6. Any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees; however, no termination or amendment that negatively impacts the rights or potential benefits of a Participant shall (i) apply with respect to any Participant who experiences a Qualifying Termination before or within two months after the effective date of such termination or amendment, or (ii) become effective within the three months before or 12 months after a Change in Control.
7.    Taxes. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including obligations to withhold for federal, state, provincial, foreign and local income and employment taxes. By becoming a Participant in the Plan, the Participant agrees to review with Participant’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability that may arise as a result of becoming a Participant in the Plan, without regard to the amount withheld or reported to the Internal Revenue Service.
8.    No Right to Employment. This Plan does not provide any Participant or other individual a right to continue employment with the Company (or any parent or subsidiary) or affect the Company’s right (or the right of any parent or subsidiary employing a Participant), which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

VI.    Definitions and Rules of Construction
1.    Definitions
Acceleration Factor shall mean the Acceleration Factor set forth in a Participant’s Participation Notice.
Cause shall mean a Participant’s (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, (ii) breach of any material terms of any material agreement between the Participant and the Company, (iii) material failure to comply with the Company’s written policies or rules, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, or any crime involving dishonesty, fraud or moral turpitude, (v) gross negligence or willful misconduct in the scope of the Participant’s employment, (vi) continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.
Change in Control shall mean:
(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;
(ii)    The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii)    The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(iv)    Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
Claims Administrator shall mean an individual or committee designated by the Plan Administrator.
COBRA Period shall mean the COBRA Period set forth in a Participant’s Participation Notice.
Code shall mean the Internal Revenue Code of 1986, as amended.
Company shall mean Etsy, Inc., a Delaware corporation, and any successor thereto.
Company Property shall mean all material paper and electronic Company documents (and all copies, reproductions or summaries thereof) created and/or received by the Participant during the Participant’s period of employment with the Company and other material Company materials and property (including Company laptop computers and mobile devices), that the Participant has in the Participant’s possession or control, including materials of any kind that contain or embody any proprietary or confidential information of the Company (and all copies, reproductions or summaries thereof, in whole or in part). For the avoidance of doubt, Company Property does not include the Participant’s personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company.
ERISA means the Employee Retirement Income Security Act of 1974, as amended.
Monthly Base Salary shall mean the Participant’s monthly base salary at the rate in effect immediately before the date of the Participant’s Qualifying Termination; provided that, in the case of a Qualifying CIC Termination occurring after a Change in Control, the rate of Monthly Base Salary shall be no less than the rate in effect immediately before the Change in Control. For the avoidance of doubt, Monthly Base Salary does not include other elements of compensation, such as bonuses, overtime compensation, incentive pay, sales commissions or expense allowances.
Plan Administrator shall mean the individual(s) appointed by the Board (or Committee) to administer the terms of the Plan as set forth herein. If no individual is appointed to serve as the Plan Administrator, the Plan Administrator shall be the senior-most human resources employee of the Company. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to benefits under the Plan (or makes a claim for benefits under the Plan), the Board or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
Qualifying Termination shall mean:
(i)    A Separation on account of involuntary dismissal or discharge initiated by the Company (or parent or subsidiary employing the Participant), or

(ii)    For a Participant who is a Senior Vice President of the Company or above, the Participant’s voluntary resignation following: (a) a material diminution in the Participant’s authority, duties or responsibilities, (b) a material reduction in the Participant’s base compensation (other than as part of a broad-based company reduction program prior to a Change in Control), (c) a material change in the geographic location at which the Participant must perform services for the Company or (d) any other action or inaction that constitutes a material breach by the Company (or parent or subsidiary employing the Participant) of a material term of the employment agreement or offer letter under which the Participant provides services (if any). For a Participant to receive the benefits under this Plan as a result of a voluntary resignation under this paragraph (ii), all of the following requirements must be satisfied: (1) the Participant must provide notice to the Company of his or her intent to assert a Qualifying Termination under this paragraph (ii) within 90 days of the initial existence of one or more of the conditions set forth in this paragraph (ii); (2) the Company (or parent or subsidiary employing the Participant) will have 30 days from the date of such notice to remedy the condition and, if it does so, the Participant may withdraw his or her resignation or may resign with no Plan benefits; and (3) any termination of employment under this paragraph (ii) must occur within 125 days after the initial existence of one or more of the condition(s). Should the Company (or parent or subsidiary employing the Participant) remedy the condition as set forth in this paragraph (ii) and then one or more of the conditions arises again, the Participant may assert this paragraph (ii) again, subject to all of the conditions set forth herein.
For the avoidance of doubt, a Separation on account of death or disability shall not be treated as an involuntary dismissal or discharge. In addition, Separation on account of a sale of assets, merger, liquidation, reorganization, transfer of business to a third party, disposition, or similar transaction will not be a Qualifying Termination, provided that the Participant is offered continued employment with a successor employer under terms that are materially comparable in the aggregate to the terms in effect immediately before such transaction.
Qualifying CIC Termination shall mean a Qualifying Termination within three months before and 12 months after a Change in Control.
Separation shall mean a “separation from service” as defined in the regulations under Section 409A of the Code.
Severance Period shall mean the severance period set forth in a Participant’s Participation Notice.
2.    Rules of Construction
A.    The use of the masculine gender shall also include within its meaning the feminine and vice versa.

B.    The use of the singular shall also include within its meaning the plural and vice versa.
C.    The word “include” shall mean to include, but not to be limited to.
D.    Any reference to a stature or section of a statute shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder.

ETSY, INC.
EXECUTIVE SEVERANCE PLAN
PARTICIPATION NOTICE
To: _______________________
Date: _____________________
You have been designated as eligible to participate in the Etsy, Inc. Executive Severance Plan (the “Plan”). A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan document and this Participation Notice.
Severance Period:    _____ months if not a Qualifying CIC Termination
_____ months for Qualifying CIC Termination
COBRA Period:     _____ months
Acceleration Factor:     _____%
Please return to the Company a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document and related materials, for your records.
I acknowledge and agree that the Severance Plan and benefits provided thereunder pursuant to this Participation Notice supersede any and all prior separation, severance and salary continuation arrangements, programs and plans that were previously offered to me by the Company, either orally or in writing.

_______________________________ Signature _______________________________ Print Name	_______________________________ Date